Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by HCM II Acquisition Corp. and Terrestrial Energy Inc. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of New Terrestrial Energy (as defined in the Registration Statement) upon the completion of the Business Combination as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

September 3, 2025

	By:	/s/ Frederick W. Buckman Sr.
	Name:	Frederick W. Buckman Sr.